Exhibit 1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated February 14, 2019 with respect to the shares of Common Stock of Mesa Air Group, Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 14, 2019

PENGUIN LAX, INC.

By:	/s/ Andrew Milgram
	Name:	Andrew Milgram
	Title:	President

P MARBLEGATE LTD.

By: Marblegate Asset Management, LLC, its Investment Advisor

By:	/s/ Andrew Milgram
	Name:	Andrew Milgram
	Title:	Managing Partner

MARBLEGATE ASSET MANAGEMENT, LLC

By:	/s/ Andrew Milgram
	Name:	Andrew Milgram
	Title:	Managing Partner

/s/ Andrew Milgram
Andrew Milgram

/s/ Paul Arrouet
Paul Arrouet